Exhibit 99.1

ACTIVISION BLIZZARD ANNOUNCES SECOND QUARTER 2022 FINANCIAL RESULTS

Santa Monica, CA – August 1, 2022 – Activision Blizzard, Inc. (Nasdaq: ATVI) today announced second quarter 2022 results.

Bobby Kotick, CEO of Activision Blizzard, shared, “Our acquisitions this past quarter of Proletariat and Peltarion further boost our development resources, including our artificial intelligence and machine learning capabilities. Even in a challenging economic environment, with so many companies announcing hiring freezes and layoffs, our development headcount grew 25% year-over-year as of the end of the second quarter. Our talented teams are planning to release exciting new Call of Duty, World of Warcraft and Overwatch content later this year. Of course, we look forward to completing our pending $95 per share all-cash transaction with Microsoft as soon as possible.”

Financial Metrics

	Q2
(in millions, except EPS)	2022	2021
GAAP Net Revenues	$1,644	$2,296
Impact of GAAP deferralsA	$(7)	$(375)

GAAP EPS	$0.36	$1.12
Non-GAAP EPS	$0.48	$1.20
Impact of GAAP deferralsA	$(0.01)	$(0.29)

Please refer to the tables at the back of this earnings release for a reconciliation of the company’s GAAP and non-GAAP results.

For the quarter ended June 30, 2022, Activision Blizzard’s net revenues presented in accordance with GAAP were $1.64 billion, as compared with $2.30 billion for the second quarter of 2021. GAAP net revenues from digital channels were $1.47 billion. GAAP operating margin was 21%. GAAP earnings per diluted share was $0.36, as compared with $1.12 for the second quarter of 2021. On a non-GAAP basis, Activision Blizzard’s operating margin was 28% and earnings per diluted share was $0.48, as compared with $1.20 for the second quarter of 2021.

Activision Blizzard generated $198 million in operating cash flow for the quarter as compared with $388 million for the second quarter of 2021.

Please refer to the tables at the back of this press release for a reconciliation of the company’s GAAP and non-GAAP results.

Operating Metrics

For the quarter ended June 30, 2022, Activision Blizzard’s net bookingsB were $1.64 billion, as compared with $1.92 billion for the second quarter of 2021. In-game net bookingsC were $1.20 billion, as compared with $1.32 billion for the second quarter of 2021.

For the quarter ended June 30, 2022, overall Activision Blizzard Monthly Active Users (MAUs)D were 361 million.

Activision Blizzard Announces Q2 2022 Financial Results

Microsoft transaction

As announced on January 18, 2022, Microsoft plans to acquire Activision Blizzard for $95.00 per share in an all-cash transaction. The transaction is subject to customary closing conditions and completion of regulatory review. The transaction, which is expected to close in Microsoft’s fiscal year ending June 30, 2023, has been approved by the boards of directors of both Activision Blizzard and Microsoft and by Activision Blizzard’s stockholders.

Conference Call and Earnings Presentation

In light of the proposed transaction with Microsoft, and as is customary during the pendency of an acquisition, Activision Blizzard will not be hosting a conference call, issuing an earnings presentation, or providing quantitative financial guidance in conjunction with its second quarter 2022 earnings release. For further detail and discussion of our financial performance please refer to our quarterly report on Form 10-Q for the quarter ended June 30, 2022.

Selected Business Highlights

During the second quarter, our teams made strong progress on a broad pipeline of content across established franchises. Releases planned for the second half of the year include Call of Duty®: Modern Warfare II, a new Call of Duty: Warzone™ 2.0 experience, World of Warcraft®: Wrath of the Lich King® Classic, World of Warcraft: Dragonflight™, and Overwatch® 2, with Diablo® IV planned for release in 2023. We continue to increase investment in our creative resources to meet the demand for our content - our development headcount at the end of the second quarter grew by 25% year-over-year.

While the company remains cognizant of risks including those related to the labor market and economic conditions, and we still have significant execution ahead of us, we expect these releases to increase our global audience, deepen community engagement, and drive year-over-year growth in player investment in the fourth quarter and beyond.

GAAP revenue and EPS declined year-over-year in the second quarter, and the company expects GAAP revenue and earnings per share to remain lower year-over-year in the second half of the year. Second quarter segment operating income increased versus the first quarter for each of Activision, Blizzard and King. Based on the current pipeline, total segment operating income is expected to increase modestly in the third quarter versus the second quarter, and to return to year-over-year growth in the fourth quarter.

Activision Blizzard remains committed to becoming the most welcoming, inclusive company in our industry, and continues to implement previously announced initiatives to strengthen our practices and policies. In the second quarter, we added experienced DE&I leaders in key positions across the organization. In July, the company launched Level Up U, a 12-week program that prepares talented individuals from inside and outside the industry to become full-time game developers. Level Up U is the first major program funded through a $250 million investment over 10 years announced last October to accelerate opportunities in gaming and technology for under-represented communities.

Activision Blizzard Announces Q2 2022 Financial Results
Activision
•The fourth quarter will usher in a new era for the Call of Duty franchise. Anticipation is high for Call of Duty: Modern Warfare II, planned for release on console and PC on October 28. The sequel to 2019’s Modern Warfare®, the most successful Call of Duty title to date, will lead the most ambitious rollout yet across the franchise. An all-new Call of Duty: Warzone 2.0 experience, tightly integrated with the premium game, will launch as an extension of the Modern Warfare universe later this year.

•Activision’s expanded studios also continue to make strong progress on an innovative mobile experience that will extend Warzone to the largest and fastest growing platform. Across the Call of Duty ecosystem, the teams are well positioned to support these launches with substantial live operations while also continuing development of new premium content planned for 2023 and beyond.

•Activision’s second quarter segment revenue and operating income declined year-over-year, reflecting lower engagement for the Call of Duty franchise, but grew versus the first quarter. Call of Duty net bookings on console and PC grew sequentially in the second quarter, following gameplay improvements and seasonal content across Call of Duty: Vanguard and Call of Duty: Warzone that were well-received by players. Net bookings for Call of Duty Mobile were consistent with the first quarter.

Blizzard
•The June launch of Diablo Immortal™, a deep and authentic Diablo experience designed for the mobile platform, marked the start of a rollout of substantial content across Blizzard’s key franchises. Diablo Immortal received high player ratings on mobile app stores around the world, and reached the top of the game download charts in more than 100 countries and regions following its launch. Over half of the game’s player accounts to date are new to Blizzard. The game ranked in the top-10 grossing games in U.S. app stores for the month of June1.

•Diablo IV, the next-generation installment in the genre-defining series, is planned for launch on PC and console in 2023. The title will support cross-play and cross-progression across platforms, and is designed to be the foundation for an engaging live service, providing ongoing storytelling and new content for many years to come.

•In the Warcraft franchise, Blizzard plans to deliver an unprecedented level of WoW content in the coming months, with Wrath of the Lich King Classic launching on September 26 and World of Warcraft: Dragonflight, the innovative next expansion for the modern game, slated for release later in the year. Blizzard is committed to growing its development resources to meet and exceed its community’s expectations, and at the end of the second quarter significantly bolstered its World of Warcraft team through the acquisition of Boston-based studio Proletariat.

Activision Blizzard Announces Q2 2022 Financial Results
•During the second quarter, Blizzard unveiled Warcraft: Arclight Rumble™, an action-packed mobile strategy game that gives both new and existing fans an entirely different way to experience the Warcraft universe. Public testing of the game is underway in select regions.

•Overwatch 2 is planned to launch in early access on PC and console on October 4. With a free-to-play live service model designed to provide frequent and substantial seasonal updates, this launch kicks off the next chapter for the acclaimed team-based action game.

•Blizzard’s second quarter segment revenue and operating income were lower year-over-year but higher versus the first quarter. World of Warcraft net bookings declined versus a year-ago quarter that included the launch of Burning Crusade™ Classic, offsetting year-over-year growth for Hearthstone® and the contribution from the June launch of Diablo Immortal.

King
•King's segment revenue and operating income grew year-over-year, driven by Candy Crush™, King’s largest franchise. King’s in-game net bookings increased 6% year-over-year, reflecting strong execution across live operations and user acquisition.

•King continues to increase the frequency and depth of seasonal content and introduce more player-versus-player features within Candy Crush, fueling growth in engagement and player investment. Time spent within Candy again grew year-over-year, franchise payer numbers grew by a double-digit percentage year-over-year, and Candy Crush was the top-grossing game franchise in the U.S. app stores1 for the 20th consecutive quarter.

•King’s advertising business grew over 20% year-over-year, despite intensifying macro headwinds through the quarter, as the team continued to carefully ramp ad volume on the King network.

•In June, King acquired software company Peltarion to accelerate the use of AI and machine learning technology in serving its community even more engaging content.

Balance Sheet and Dividend
•Cash and short-term investments at the end of the second quarter stood at $10.8 billion, and Activision Blizzard ended the quarter with a net cashE position of approximately $7.1 billion.

•On May 6, 2022, the Company paid a cash dividend of $0.47 per common share to shareholders of record at the close of business on April 15, 2022.

Activision Blizzard Announces Q2 2022 Financial Results
About Activision Blizzard
Our mission, to connect and engage the world through epic entertainment has never been more important. Through communities rooted in our video game franchises we enable hundreds of millions of people to experience joy, thrill and achievement. We enable social connections through the lens of fun, and we foster purpose and a sense of accomplishment through healthy competition. Like sport, but with greater accessibility, our players can find purpose and meaning through competitive gaming. Video games, unlike any other social or entertainment media, have the ability to break down the barriers that can inhibit tolerance and understanding. Celebrating differences is at the core of our culture and ensures we can create games for players of diverse backgrounds in the 190 countries our games are played.

As a member of the Fortune 500 and as a component company of the S&P 500, we have an extraordinary track record of delivering superior shareholder returns for over 30 years.

Our enduring franchises are some of the world’s most popular, including Call of Duty®, Crash Bandicoot™, Warcraft®, Overwatch®, Diablo®, StarCraft®, Candy Crush™, Bubble Witch™, Pet Rescue™ and Farm Heroes™. Our sustained success has enabled the company to support corporate social responsibility initiatives that are directly tied to our franchises. As an example, our Call of Duty Endowment has helped find employment for over 100,000 veterans.

Learn more information about Activision Blizzard and how we connect and engage the world through epic entertainment on the company's website, www.activisionblizzard.com.

1 Based on data.ai Intelligence

A Net effect of accounting treatment from revenue deferrals on certain of our online-enabled products. Since certain of our games are hosted online or include significant online functionality that represents a separate performance obligation, we defer the transaction price allocable to the online functionality from the sale of these games and then recognize the attributable revenues over the relevant estimated service periods, which are generally less than a year. The related cost of revenues is deferred and recognized as an expense as the related revenues are recognized. Impact from changes in deferrals refers to the net effect from revenue deferrals accounting treatment for the purposes of revenues, along with, for the purposes of EPS, the related cost of revenues deferrals treatment and the related tax impacts. Internally, management excludes the impact of this change in deferred revenues and related cost of revenues when evaluating the company’s operating performance, when planning, forecasting and analyzing future periods, and when assessing the performance of its management team. Management believes this is appropriate because doing so enables an analysis of performance based on the timing of actual transactions with our customers. In addition, management believes excluding the change in deferred revenues and the related cost of revenues provides a much more timely indication of trends in our operating results.

B Net bookings is an operating metric that is defined as the net amount of products and services sold digitally or sold-in physically in the period, and includes license fees, merchandise, and publisher incentives, among others, and is equal to net revenues excluding the impact from deferrals.

C In-game net bookings primarily includes the net amount of downloadable content and microtransactions sold during the period, and is equal to in-game net revenues excluding the impact from deferrals.

D Monthly Active User (“MAU”) Definition: We monitor MAUs as a key measure of the overall size of our user base. MAUs are the number of individuals who accessed a particular game in a given month. We calculate average MAUs in a period by adding the total number of MAUs in each of the months in a given period and dividing that total by the number of months in the period. An individual who accesses two of our games would be counted as two users. In addition, due to technical limitations, for Activision and King, an individual who accesses the same game on two platforms or devices in the relevant period would be counted as two users. For Blizzard, an individual who accesses the same game on two platforms or devices in the relevant period would generally be counted as a single user. In certain instances, we rely on third parties to publish our games. In these instances, MAU data is based on information provided to us by those third parties, or, if final data is not available, reasonable estimates of MAUs for these third-party published games.

Activision Blizzard Announces Q2 2022 Financial Results

E Net cash is defined as cash and cash equivalents ($10.5B as of June 30, 2022) and short-term investments ($0.3B as of June 30, 2022) minus gross debt ($3.7B as of June 30, 2022).

Non-GAAP Financial Measures: As a supplement to our financial measures presented in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”), Activision Blizzard presents certain non-GAAP measures of financial performance. These non-GAAP financial measures are not intended to be considered in isolation from, as a substitute for, or as more important than, the financial information prepared and presented in accordance with GAAP. In addition, these non-GAAP measures have limitations in that they do not reflect all of the items associated with the company’s results of operations as determined in accordance with GAAP.

Activision Blizzard provides net income (loss), earnings (loss) per share, and operating margin data and guidance both including (in accordance with GAAP) and excluding (non-GAAP) certain items. When relevant, the company also provides constant FX information to provide a framework for assessing how our underlying businesses performed excluding the effect of foreign currency rate fluctuations. In addition, Activision Blizzard provides EBITDA (defined as GAAP net income (loss) before interest (income) expense, income taxes, depreciation, and amortization) and adjusted EBITDA (defined as non-GAAP operating margin (see non-GAAP financial measure below) before depreciation). The non-GAAP financial measures exclude the following items, as applicable in any given reporting period and our outlook:

•expenses related to share-based compensation, including liability awards accounted for under ASC 718;
•the amortization of intangibles from purchase price accounting;
•fees and other expenses related to merger and acquisitions, including related debt financings, and refinancing of long-term debt, including penalties and the write off of unamortized discount and deferred financing costs;
•restructuring and related charges;
•other non-cash charges from reclassification of certain cumulative translation adjustments into earnings as required by GAAP;
•the income tax adjustments associated with any of the above items (tax impact on non-GAAP pre-tax income is calculated under the same accounting principles applied to the GAAP pre-tax income under ASC 740, which employs an annual effective tax rate method to the results); and
•significant discrete tax-related items, including amounts related to changes in tax laws, amounts related to the potential or final resolution of tax positions, and other unusual or unique tax-related items and activities.

In the future, Activision Blizzard may also consider whether other items should also be excluded in calculating the non-GAAP financial measures used by the company. Management believes that the presentation of these non-GAAP financial measures provides investors with additional useful information to measure Activision Blizzard’s financial and operating performance. In particular, the measures facilitate comparison of operating performance between periods and help investors to better understand the operating results of Activision Blizzard by excluding certain items that may not be indicative of the company’s core business, operating results, or future outlook. Additionally, we consider quantitative and qualitative factors in assessing whether to adjust for the impact of items that may be significant or that could affect an understanding of our ongoing financial and business performance or trends. Internally, management uses these non-GAAP financial measures, along with others, in assessing the company’s operating results, and measuring compliance with the requirements of the company’s debt financing agreements, as well as in planning and forecasting.

Activision Blizzard’s non-GAAP financial measures are not based on a comprehensive set of accounting rules or principles, and the terms non-GAAP net income, non-GAAP earnings per share, non-GAAP operating margin, and non-GAAP or adjusted EBITDA do not have a standardized meaning. Therefore, other companies may use the same or similarly named measures, but exclude different items, which may not provide investors a comparable view of Activision Blizzard’s performance in relation to other companies.

Management compensates for the limitations resulting from the exclusion of these items by considering the impact of the items separately and by considering Activision Blizzard’s GAAP, as well as non-GAAP, results and outlook, and by presenting the most comparable GAAP measures directly ahead of non-GAAP measures, and by providing a reconciliation that indicates and describes the adjustments made.

Activision Blizzard Announces Q2 2022 Financial Results
Cautionary Note Regarding Forward-looking Statements: The statements contained herein that are not historical facts are forward-looking statements including, but not limited to statements about: (1) projections of revenues, expenses, income or loss, earnings or loss per share, cash flow, or other financial items; (2) statements of our plans and objectives, including those related to releases of products or services; (3) statements of future financial or operating performance, including the impact of tax items thereon; (4) statements regarding the proposed transaction between Activision Blizzard and Microsoft (such transaction, “the proposed transaction with Microsoft”), including any statements regarding the expected timetable for completing the proposed transaction with Microsoft, the ability to complete the proposed transaction with Microsoft, and the expected benefits of the proposed transaction with Microsoft; and (5) statements of assumptions underlying such statements. Activision Blizzard, Inc. generally uses words such as “outlook,” “forecast,” “will,” “could,” “should,” “would,” “to be,” “plan,” “aims,” “believes,” “may,” “might,” “expects,” “intends,” “seeks,” “anticipates,” “estimate,” “future,” “positioned,” “potential,” “project,” “remain,” “scheduled,” “set to,” “subject to,” “upcoming,” and the negative version of these words and other similar words and expressions to help identify forward-looking statements. Forward-looking statements are subject to business and economic risks, reflect management’s current expectations, estimates, and projections about our business, and are inherently uncertain and difficult to predict.

Activision Blizzard Announces Q2 2022 Financial Results
We caution that a number of important factors, many of which are beyond our control, could cause our actual future results and other future circumstances to differ materially from those expressed in any forward-looking statements. Such factors include, but are not limited to: the risk that the proposed transaction with Microsoft may not be completed in a timely manner or at all, which may adversely affect our business and the price of our common stock; the failure to satisfy the conditions to the consummation of the proposed transaction with Microsoft, including the receipt of certain governmental and regulatory approvals; the occurrence of any event, change, or other circumstance that could give rise to the termination of the Agreement and Plan of Merger, dated as of January 18, 2022, by and among Activision Blizzard, Microsoft, and Anchorage Merger Sub Inc., a wholly owned subsidiary of Microsoft (the “Microsoft Merger Agreement”); the effect of the announcement or pendency of the proposed transaction with Microsoft on our business relationships, operating results, and business generally; risks that the proposed transaction with Microsoft disrupts our current plans and operations and potential difficulties in employee retention as a result of the proposed transaction with Microsoft; risks related to diverting management’s attention from ongoing business operations; the outcome of any legal proceedings that have been or may be instituted against us related to the Microsoft Merger Agreement or the transactions contemplated thereby; restrictions during the pendency of the proposed transaction with Microsoft that may impact our ability to pursue certain business opportunities or strategic transactions; the potential for receipt of alternative acquisition proposals from potential acquirors; the global impact of the ongoing COVID-19 pandemic and other macroeconomic factors (including, without limitation, the potential for significant short- and long-term global unemployment and economic weakness and a resulting impact on global discretionary spending; potential strain on the retailers, distributors, and manufacturers who sell our physical products to customers and the platform providers on whose networks and consoles certain of our games are available; effects on our ability to release our content in a timely manner and with effective quality control; effects on our ability to prevent cyber-security incidents while our workforce is dispersed; effects on the operations of our professional esports leagues; the impact on interest rates, including via the impact of large-scale intervention by the Federal Reserve and other central banks around the world and other economic factors; increased demand for our games due to stay-at-home orders and curtailment of other forms of entertainment, which may not be sustained and may fluctuate as stay-at-home orders are reduced, lifted, and/or reinstated; macroeconomic impacts arising from the long duration of the COVID-19 pandemic, including labor shortages and supply chain disruptions; and volatility in foreign exchange rates); our ability to consistently deliver popular, high-quality titles in a timely manner, which has been made more difficult as a result of the COVID-19 pandemic; our ability to satisfy the expectations of consumers with respect to our brands, games, services, and/or business practices; negative impacts on our business from concerns regarding our workplace; our ability to attract, retain, and motivate skilled personnel; competition; concentration of revenue among a small number of franchises; negative impacts from unionization or attempts to unionize by our workforce; rapid changes in technology and industry standards; increasing importance of revenues derived from digital distribution channels; our ability to manage growth in the scope and complexity of our business; substantial influence of third-party platform providers over our products and costs; success and availability of video game consoles manufactured by third parties, including our ability to predict the consoles that will be most successful in the marketplace and develop commercially-successful products for those consoles; risks associated with the free-to-play business model, including our dependence on a relatively small number of consumers for a significant portion of revenues and profits from any given game; risks and uncertainties of conducting business outside the U.S., including the need for regulatory approval to operate, impacts on our business arising from the current conflict between Russia and Ukraine, the relatively weaker protection for our intellectual property rights, and the impact of cultural differences on consumer preferences; risks associated with the retail sales business model; our ability to realize the expected benefits of our recent restructuring actions; difficulties in integrating acquired businesses or otherwise realizing the anticipated benefits of strategic transactions; the seasonality in the sale of our products; fluctuation in our recurring business; risks relating to behavior of our distributors, retailers, development, and licensing partners, or other affiliated third parties that may harm our brands or business operations; our reliance on tools and technologies owned by third parties; risks associated with our use of open source software; risks associated with undisclosed content or features that may result in consumers’ refusal to buy or retailers’ refusal to sell our products; risks associated with objectionable consumer- or other third-party-created content; outages, disruptions or degradations in our services, products, and/or technological infrastructure; data breaches, fraudulent activity, and other cybersecurity risks; significant disruption during our live events; risks related to the impacts of catastrophic events; climate change; provisions in our corporate documents that may make it more difficult for any person to acquire control of our company; ongoing legal proceedings related to workplace concerns and otherwise, including the impact of the complaint filed in 2021 by the California Department of Fair Employment and Housing alleging violations of the California Fair Employment and Housing Act and the California Equal Pay Act and separate investigations and complaints by other parties and regulators related to certain employment practices and related disclosures; successful implementation of the requirements of the court-approved consent decree with the Equal Employment Opportunity Commission; intellectual property claims; increasing regulation in key territories; regulation relating to the Internet, including potential harm from laws impacting “net neutrality”; regulation concerning data privacy, including China’s Personal Information Protection Law; scrutiny regarding the appropriateness of our games’ content, including ratings assigned by third parties; changes in tax rates and/or tax laws or exposure to additional tax liabilities; fluctuations in currency exchange rates; impacts of changes in financial accounting standards; insolvency or business failure of any of our business partners, which has been magnified as a result of the COVID-19 pandemic; risks associated with our reliance on consumer discretionary spending; risks associated with increased inflation on our costs and the impacts on consumer discretionary spending; and the other factors included in “Risk Factors” included in Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2021, filed with the U.S. Securities and Exchange Commission.

Activision Blizzard Announces Q2 2022 Financial Results
The forward-looking statements contained herein are based on information available to Activision Blizzard, Inc. as of the date of this filing, and we assume no obligation to update any such forward-looking statements. Actual events or results may differ from those expressed in forward-looking statements. As such, you should not rely on forward-looking statements as predictions of future events. We have based the forward-looking statements contained herein primarily on our current expectations and projections about future events and trends that we believe may affect our business, financial condition, operating results, prospects, strategy, and financial needs. These statements are not guarantees of our future performance and are subject to risks, uncertainties, and other factors, some of which are beyond our control and may cause actual results to differ materially from current expectations.

Activision Blizzard, Inc.

Investors and Analysts:
ir@activisionblizzard.com
or
Press:
pr@activisionblizzard.com

###

(Tables to Follow)

ACTIVISION BLIZZARD, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(Amounts in millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Net revenues
Product sales	$304	$568	$690	$1,243
In-game, subscription, and other revenues[1]	1,340	1,728	2,722	3,328
Total net revenues	1,644	2,296	3,412	4,571

Costs and expenses
Cost of revenues—product sales:
Product costs	80	116	172	255
Software royalties and amortization	63	88	144	200
Cost of revenues—in-game, subscription, and other:
Game operations and distribution costs	317	322	605	619
Software royalties and amortization	25	29	43	59
Product development	311	335	658	688
Sales and marketing	263	245	514	482
General and administrative	250	189	464	471
Restructuring and related costs	(3)	13	(5)	43
Total costs and expenses	1,306	1,337	2,595	2,817

Operating income	338	959	817	1,754

Interest and other expense (income), net	17	(43)	31	(14)
Income before income tax expense	321	1,002	786	1,768

Income tax expense	41	126	111	272

Net income	$280	$876	$675	$1,496

Basic earnings per common share	$0.36	$1.13	$0.86	$1.93
Weighted average common shares outstanding	782	777	781	776

Diluted earnings per common share	$0.36	$1.12	$0.86	$1.91
Weighted average common shares outstanding assuming dilution	788	783	787	784

1In-game, subscription, and other revenues represent revenues from microtransactions and downloadable content, World of Warcraft subscriptions, licensing royalties from our products and franchises, and other miscellaneous revenues.

ACTIVISION BLIZZARD, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(Amounts in millions)

	June 30, 2022	December 31, 2021
Assets
Current assets
Cash and cash equivalents	$10,483	$10,423
Accounts receivable, net	572	972
Software development	768	449
Other current assets	684	712
Total current assets	12,507	12,556
Software development	124	211
Property and equipment, net	175	169
Deferred income taxes, net	1,259	1,377
Other assets	545	497
Intangible assets, net	453	447
Goodwill	9,931	9,799
Total assets	$24,994	$25,056

Liabilities and Shareholders' Equity
Current liabilities
Accounts payable	$197	$285
Deferred revenues	847	1,118
Accrued expenses and other liabilities	980	1,008
Total current liabilities	2,024	2,411
Long-term debt, net	3,609	3,608
Deferred income taxes, net	251	506
Other liabilities	862	932
Total liabilities	6,746	7,457

Shareholders' equity
Common stock	—	—
Additional paid-in capital	12,069	11,715
Treasury stock	(5,563)	(5,563)
Retained earnings	12,333	12,025
Accumulated other comprehensive loss	(591)	(578)
Total shareholders’ equity	18,248	17,599
Total liabilities and shareholders’ equity	$24,994	$25,056

ACTIVISION BLIZZARD, INC. AND SUBSIDIARIES
SUPPLEMENTAL CASH FLOW INFORMATION
(Amounts in millions)

	Three Months Ended
	June 30,	September 30,	December 31,	March 31,	June 30,	Year over Year
	2021	2021	2021	2022	2022	% Increase (Decrease)
Cash Flow Data
Operating Cash Flow	$388	$521	$661	$642	$198	(49)%
Capital Expenditures	14	23	21	15	37	164
Non-GAAP Free Cash Flow[1]	$374	$498	$640	$627	$161	(57)

Operating Cash Flow - TTM[2]	$2,568	$2,893	$2,414	$2,212	$2,022	(21)
Capital Expenditures - TTM[2]	82	81	80	73	96	17
Non-GAAP Free Cash Flow[1] - TTM[2]	$2,486	$2,812	$2,334	$2,139	$1,926	(23)%
1Non-GAAP free cash flow represents operating cash flow minus capital expenditures.
2TTM represents trailing twelve months. Operating Cash Flow for three months ended September 30, 2020, three months ended December 31, 2020, and three months ended March 31, 2021, were $196 million, $1,140 million, and $844 million, respectively. Capital Expenditures for the three months ended September 30, 2020, three months ended December 31, 2020, and three months ended March 31, 2021, were $24 million, $22 million, and $22 million, respectively.

ACTIVISION BLIZZARD, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP NET INCOME TO NON-GAAP MEASURES
(Amounts in millions, except per share data)

Three Months Ended June 30, 2022	Net Revenues	Cost of Revenues—Product Sales: Product Costs	Cost of Revenues—Product Sales: Software Royalties and Amortization	Cost of Revenues—In-game/Subs/Other: Game Operations and Distribution Costs	Cost of Revenues—In-game/Subs/Other: Software Royalties and Amortization	Product Development	Sales and Marketing	General and Administrative	Restructuring and related costs	Total Costs and Expenses
GAAP Measurement	$1,644	$80	$63	$317	$25	$311	$263	$250	$(3)	$1,306
Share-based compensation[1]	—	—	(2)	(1)	—	(47)	(14)	(36)	—	(100)
Amortization of intangible assets[2]	—	—	—	—	—	—	—	(2)	—	(2)
Restructuring and related costs[3]	—	—	—	—	—	—	—	—	3	3
Merger and acquisition-related fees and other expenses[4]	—	—	—	—	—	—	—	(16)	—	(16)
Non-GAAP Measurement	$1,644	$80	$61	$316	$25	$264	$249	$196	$—	$1,191

Net effect of deferred revenues and related cost of revenues[5]	$(7)	$(7)	$(30)	$17	$14	$—	$—	$—	$—	$(6)

	Operating Income	Net Income	Basic Earnings per Share	Diluted Earnings per Share
GAAP Measurement	$338	$280	$0.36	$0.36
Share-based compensation[1]	100	100	0.13	0.13
Amortization of intangible assets[2]	2	2	—	—
Restructuring and related costs[3]	(3)	(3)	—	—
Merger and acquisition-related fees and other expenses[4]	16	16	0.02	0.02
Income tax impacts from items above[6]	—	(15)	(0.02)	(0.02)
Non-GAAP Measurement	$453	$380	$0.49	$0.48

Net effect of deferred revenues and related cost of revenues[5]	$(1)	$(8)	$(0.01)	$(0.01)

1Reflects expenses related to share-based compensation, including $14 million for liability awards accounted for under ASC 718.
2Reflects amortization of intangible assets from purchase price accounting.
3Reflects restructuring initiatives.
4Reflects fees and other expenses related to our proposed transaction with Microsoft Corporation ("Microsoft"), primarily legal and advisory fees.
5Reflects the net effect from deferral of revenues and (recognition) of deferred revenues, along with related cost of revenues, on certain of our online-enabled products, including the effects of taxes.
6Reflects the income tax impact associated with the above items. Tax impact on non-GAAP pre-tax income is calculated under the same accounting principles applied to the GAAP pre-tax income under ASC 740, which employs an annual effective tax rate method to the results.

The GAAP and non-GAAP earnings per share information is presented as calculated. The sum of these measures, as presented, may differ due to the impact of rounding.

ACTIVISION BLIZZARD, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP NET INCOME TO NON-GAAP MEASURES
(Amounts in millions, except per share data)

Six Months Ended June 30, 2022	Net Revenues	Cost of Revenues—Product Sales: Product Costs	Cost of Revenues—Product Sales: Software Royalties and Amortization	Cost of Revenues—In-game/Subs/Other: Game Operations and Distribution Costs	Cost of Revenues—In-game/Subs/Other: Software Royalties and Amortization	Product Development	Sales and Marketing	General and Administrative	Restructuring and related costs	Total Costs and Expenses
GAAP Measurement	$3,412	$172	$144	$605	$43	$658	$514	$464	$(5)	$2,595
Share-based compensation[1]	—	—	(6)	(3)	—	(100)	(29)	(61)	—	(199)
Amortization of intangible assets[2]	—	—	—	—	—	—	—	(4)	—	(4)
Restructuring and related costs[3]	—	—	—	—	—	—	—	—	5	5
Merger and acquisition-related fees and other expenses[4]	—	—	—	—	—	—	—	(48)	—	(48)
Non-GAAP Measurement	$3,412	$172	$138	$602	$43	$558	$485	$351	$—	$2,349

Net effect of deferred revenues and related cost of revenues[5]	$(293)	$(22)	$(68)	$16	$17	$—	$—	$—	$—	$(57)

	Operating Income	Net Income	Basic Earnings per Share	Diluted Earnings per Share
GAAP Measurement	$817	$675	$0.86	$0.86
Share-based compensation[1]	199	199	0.25	0.25
Amortization of intangible assets[2]	4	4	—	—
Restructuring and related costs[3]	(5)	(5)	(0.01)	(0.01)
Merger and acquisition-related fees and other expenses[4]	48	48	0.06	0.06
Income tax impacts from items above[6]	—	(39)	(0.05)	(0.05)
Non-GAAP Measurement	$1,063	$882	$1.13	$1.12

Net effect of deferred revenues and related cost of revenues[5]	$(236)	$(213)	$(0.27)	$(0.27)

1Reflects expenses related to share-based compensation, including $29 million for liability awards accounted for under ASC 718.
2Reflects amortization of intangible assets from purchase price accounting.
3Reflects restructuring initiatives.
4Reflects fees and other expenses related to our proposed transaction with Microsoft, primarily legal and advisory fees.
5Reflects the net effect from deferral of revenues and (recognition) of deferred revenues, along with related cost of revenues, on certain of our online-enabled products, including the effects of taxes.
6Reflects the income tax impact associated with the above items. Tax impact on non-GAAP pre-tax income is calculated under the same accounting principles applied to the GAAP pre-tax income under ASC 740, which employs an annual effective tax rate method to the results.

The GAAP and non-GAAP earnings per share information is presented as calculated. The sum of these measures, as presented, may differ due to the impact of rounding.

ACTIVISION BLIZZARD, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP NET INCOME TO NON-GAAP MEASURES
(Amounts in millions, except per share data)

Three Months Ended June 30, 2021	Net Revenues	Cost of Revenues—Product Sales: Product Costs	Cost of Revenues—Product Sales: Software Royalties and Amortization	Cost of Revenues—In-game/Subs/Other: Game Operations and Distribution Costs	Cost of Revenues—In-game/Subs/Other: Software Royalties and Amortization	Product Development	Sales and Marketing	General and Administrative	Restructuring and related costs	Total Costs and Expenses
GAAP Measurement	$2,296	$116	$88	$322	$29	$335	$245	$189	$13	$1,337
Share-based compensation[1]	—	—	(5)	(1)	—	(18)	(3)	(16)	—	(43)
Amortization of intangible assets[2]	—	—	—	—	—	—	—	(2)	—	(2)
Restructuring and related costs[3]	—	—	—	—	—	—	—	—	(13)	(13)
Non-GAAP Measurement	$2,296	$116	$83	$321	$29	$317	$242	$171	$—	$1,279

Net effect of deferred revenues and related cost of revenues[4]	$(375)	$(17)	$(81)	$(1)	$—	$—	$—	$—	$—	$(99)

	Operating Income	Net Income	Basic Earnings per Share	Diluted Earnings per Share
GAAP Measurement	$959	$876	$1.13	$1.12
Share-based compensation[1]	43	43	0.06	0.06
Amortization of intangible assets[2]	2	2	—	—
Restructuring and related costs[3]	13	13	0.02	0.02
Income tax impacts from items above[5]	—	7	0.01	0.01
Non-GAAP Measurement	$1,017	$941	$1.21	$1.20

Net effect of deferred revenues and related cost of revenues[4]	$(276)	$(229)	$(0.29)	$(0.29)

1Reflects expenses related to share-based compensation.
2Reflects amortization of intangible assets from purchase price accounting.
3Reflects restructuring initiatives, primarily severance and other restructuring-related costs.
4Reflects the net effect from deferral of revenues and (recognition) of deferred revenues, along with related cost of revenues, on certain of our online-enabled products, including the effects of taxes.
5Reflects the income tax impact associated with the above items. Tax impact on non-GAAP pre-tax income is calculated under the same accounting principles applied to the GAAP pre-tax income under ASC 740, which employs an annual effective tax rate method to the results.

The GAAP and non-GAAP earnings per share information is presented as calculated. The sum of these measures, as presented, may differ due to the impact of rounding.

ACTIVISION BLIZZARD, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP NET INCOME TO NON-GAAP MEASURES
(Amounts in millions, except per share data)

Six Months Ended June 30, 2021	Net Revenues	Cost of Revenues—Product Sales: Product Costs	Cost of Revenues—Product Sales: Software Royalties and Amortization	Cost of Revenues—In-game/Subs/Other: Game Operations and Distribution Costs	Cost of Revenues—In-game/Subs/Other: Software Royalties and Amortization	Product Development	Sales and Marketing	General and Administrative	Restructuring and related costs	Total Costs and Expenses
GAAP Measurement	$4,571	$255	$200	$619	$59	$688	$482	$471	$43	$2,817
Share-based compensation[1]	—	—	(12)	(1)	—	(34)	(7)	(140)	—	(194)
Amortization of intangible assets[2]	—	—	—	—	(3)	—	—	(4)	—	(7)
Restructuring and related costs[3]	—	—	—	—	—	—	—	—	(43)	(43)
Non-GAAP Measurement	$4,571	$255	$188	$618	$56	$654	$475	$327	$—	$2,573

Net effect of deferred revenues and related cost of revenues[4]	$(584)	$(30)	$(144)	$(2)	$—	$—	$—	$—	$—	$(176)

	Operating Income	Net Income	Basic Earnings per Share	Diluted Earnings per Share
GAAP Measurement	$1,754	$1,496	$1.93	$1.91
Share-based compensation[1]	194	194	0.25	0.25
Amortization of intangible assets[2]	7	7	0.01	0.01
Restructuring and related costs[3]	43	43	0.06	0.05
Income tax impacts from items above[5]	—	(30)	(0.04)	(0.04)
Non-GAAP Measurement	$1,998	$1,710	$2.20	$2.18

Net effect of deferred revenues and related cost of revenues[4]	$(408)	$(336)	$(0.43)	$(0.43)

1Reflects expenses related to share-based compensation.
2Reflects amortization of intangible assets from purchase price accounting.
3Reflects restructuring initiatives, primarily severance and other restructuring-related costs.
4Reflects the net effect from deferral of revenues and (recognition) of deferred revenues, along with related cost of revenues, on certain of our online-enabled products, including the effects of taxes.
5Reflects the income tax impact associated with the above items. Tax impact on non-GAAP pre-tax income is calculated under the same accounting principles applied to the GAAP pre-tax income under ASC 740, which employs an annual effective tax rate method to the results.

The GAAP and non-GAAP earnings per share information is presented as calculated. The sum of these measures, as presented, may differ due to the impact of rounding.

ACTIVISION BLIZZARD, INC. AND SUBSIDIARIES
OPERATING SEGMENTS INFORMATION
(Amounts in millions)

Three Months Ended	June 30, 2022				$ Increase / (Decrease)
	Activision	Blizzard	King	Total	Activision	Blizzard	King	Total
Segment Net Revenues
Net revenues from external customers	$490	$390	$684	$1,564	$(299)	$(21)	$49	$(271)
Intersegment net revenues[1]	—	11	—	11	—	(11)	—	(11)
Segment net revenues	$490	$401	$684	$1,575	$(299)	$(32)	$49	$(282)

Segment operating income	$92	$94	$271	$457	$(271)	$(47)	$23	$(295)

Operating Margin				29.0%

	June 30, 2021
	Activision	Blizzard	King	Total
Segment Net Revenues
Net revenues from external customers	$789	$411	$635	$1,835
Intersegment net revenues[1]	—	22	—	22
Segment net revenues	$789	$433	$635	$1,857

Segment operating income	$363	$141	$248	$752

Operating Margin				40.5%

Six Months Ended	June 30, 2022				$ Increase / (Decrease)
	Activision	Blizzard	King	Total	Activision	Blizzard	King	Total
Segment Net Revenues
Net revenues from external customers	$943	$655	$1,366	$2,964	$(737)	$(214)	$122	$(829)
Intersegment net revenues[1]	—	20	—	20	—	(27)	—	(27)
Segment net revenues	$943	$675	$1,366	$2,984	$(737)	$(241)	$122	$(856)

Segment operating income	$151	$148	$514	$813	$(653)	$(201)	$62	$(792)

Operating Margin				27.2%

	June 30, 2021
	Activision	Blizzard	King	Total
Segment Net Revenues
Net revenues from external customers	$1,680	$869	$1,244	$3,793
Intersegment net revenues[1]	—	47	—	47
Segment net revenues	$1,680	$916	$1,244	$3,840

Segment operating income	$804	$349	$452	$1,605

Operating Margin				41.8%

1Intersegment revenues reflect licensing and service fees charged between segments.

Our operating segments are consistent with the manner in which our operations are reviewed and managed by our Chief Executive Officer, who is our chief operating decision maker (“CODM”). The CODM reviews segment performance exclusive of: the impact of the change in deferred revenues and related cost of revenues with respect to certain of our online-enabled games; share-based compensation expense (including liability awards accounted for under ASC 718); amortization of intangible assets as a result of purchase price accounting; fees and other expenses (including legal fees, costs, expenses and accruals) related to acquisitions, associated integration activities, and financings; certain restructuring and related costs; and other non-cash charges. See the following page for the reconciliation tables of segment revenues and operating income to consolidated net revenues and consolidated income before income tax expense.

Our operating segments are also consistent with our internal organization structure, the way we assess operating performance and allocate resources, and the availability of separate financial information. We do not aggregate operating segments.

ACTIVISION BLIZZARD, INC. AND SUBSIDIARIES
OPERATING SEGMENTS INFORMATION
(Amounts in millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Reconciliation to consolidated net revenues:
Segment net revenues	$1,575	$1,857	$2,984	$3,840
Revenues from non-reportable segments[1]	73	86	155	194
Net effect from recognition (deferral) of deferred net revenues[2]	7	375	293	584
Elimination of intersegment revenues[3]	(11)	(22)	(20)	(47)
Consolidated net revenues	$1,644	$2,296	$3,412	$4,571

Reconciliation to consolidated income before income tax expense:
Segment operating income	$457	$752	$813	$1,605
Operating income (loss) from non-reportable segments[1]	(5)	(11)	14	(15)
Net effect from recognition (deferral) of deferred net revenues and related cost of revenues[2]	1	276	236	408
Share-based compensation expense[4]	(100)	(43)	(199)	(194)
Amortization of intangible assets	(2)	(2)	(4)	(7)
Restructuring and related costs[5]	3	(13)	5	(43)
Merger and acquisition-related fees and other expenses[6]	(16)	—	(48)	—
Consolidated operating income	338	959	817	1,754
Interest and other expense (income), net	17	(43)	31	(14)
Consolidated income before income tax expense (benefit)	$321	$1,002	$786	$1,768

1Includes other income and expenses outside of our reportable segments, including our distribution business and unallocated corporate income and expenses.
2Reflects the net effect from (deferral) of revenues and recognition of deferred revenues, along with related cost of revenues, on certain of our online-enabled products.
3Intersegment revenues reflect licensing and service fees charged between segments.
4Reflects expenses related to share-based compensation, including liability awards accounted for under ASC 718.
5Reflects restructuring initiatives, primarily severance and other restructuring-related costs.
6Reflects fees and other expenses related to our proposed transaction with Microsoft, primarily legal and advisory fees.

ACTIVISION BLIZZARD, INC. AND SUBSIDIARIES
NET REVENUES BY DISTRIBUTION CHANNEL
(Amounts in millions)

	Three Months Ended
	June 30, 2022		June 30, 2021		$ Increase (Decrease)	% Increase (Decrease)
	Amount	% of Total[1]	Amount	% of Total[1]
Net Revenues by Distribution Channel
Digital online channels[2]	$1,474	90%	$2,026	88%	$(552)	(27)%
Retail channels	65	4	137	6	(72)	(53)
Other[3]	105	6	133	6	(28)	(21)
Total consolidated net revenues	$1,644	100%	$2,296	100%	$(652)	(28)

Change in deferred revenues[4]
Digital online channels[2]	$44		$(285)
Retail channels	(50)		(93)
Other[3]	(1)		3
Total changes in deferred revenues	$(7)		$(375)

	Six Months Ended
	June 30, 2022		June 30, 2021		$ Increase (Decrease)	% Increase (Decrease)
	Amount	% of Total[1]	Amount	% of Total[1]
Net Revenues by Distribution Channel
Digital online channels[2]	$3,063	90%	$4,031	88%	$(968)	(24)%
Retail channels	151	4	286	6	(135)	(47)
Other[3]	198	6	254	6	(56)	(22)
Total consolidated net revenues	$3,412	100%	$4,571	100%	$(1,159)	(25)

Change in deferred revenues[4]
Digital online channels[2]	$(178)		$(425)
Retail channels	(115)		(167)
Other[3]	—		8
Total changes in deferred revenues	$(293)		$(584)

1The percentages of total are presented as calculated. Therefore, the sum of these percentages, as presented, may differ due to the impact of rounding.
2Net revenues from Digital online channels represent revenues from digitally-distributed downloadable content, microtransactions, subscriptions, and products, as well as licensing royalties.
3Net revenues from Other primarily include revenues from our distribution business, the Overwatch League, and the Call of Duty League.
4Reflects the net effect from deferral of revenues and (recognition) of deferred revenues on certain of our online-enabled products.

ACTIVISION BLIZZARD, INC. AND SUBSIDIARIES
NET REVENUES BY PLATFORM
(Amounts in millions)

	Three Months Ended
	June 30, 2022		June 30, 2021		$ Increase (Decrease)	% Increase (Decrease)
	Amount	% of Total[1]	Amount	% of Total[1]
Net Revenues by Platform
Console	$376	23%	$740	32%	$(364)	(49)%
PC	332	20	628	27	(296)	(47)
Mobile and ancillary[2]	831	51	795	35	36	5
Other[3]	105	6	133	6	(28)	(21)
Total consolidated net revenues	$1,644	100%	$2,296	100%	$(652)	(28)

Change in deferred revenues[4]
Console	$(97)		$(245)
PC	25		(128)
Mobile and ancillary[2]	66		(5)
Other[3]	(1)		3
Total changes in deferred revenues	$(7)		$(375)

	Six Months Ended
	June 30, 2022		June 30, 2021		$ Increase (Decrease)	% Increase (Decrease)
	Amount	% of Total[1]	Amount	% of Total[1]
Net Revenues by Platform
Console	$859	25%	$1,538	34%	$(679)	(44)%
PC	716	21	1,248	27	(532)	(43)
Mobile and ancillary[2]	1,639	48	1,531	33	108	7
Other[3]	198	6	254	6	(56)	(22)
Total consolidated net revenues	$3,412	100%	$4,571	100%	$(1,159)	(25)

Change in deferred revenues[4]
Console	$(317)		$(417)
PC	(55)		(172)
Mobile and ancillary[2]	79		(3)
Other[3]	—		8
Total changes in deferred revenues	$(293)		$(584)

1The percentages of total are presented as calculated. Therefore, the sum of these percentages, as presented, may differ due to the impact of rounding.
2Net revenues from Mobile and ancillary primarily include revenues from mobile devices.
3Net revenues from Other primarily include revenues from our distribution business, the Overwatch League, and the Call of Duty League.
4Reflects the net effect from deferral of revenues and (recognition) of deferred revenues on certain of our online-enabled products.

ACTIVISION BLIZZARD, INC. AND SUBSIDIARIES
NET REVENUES BY GEOGRAPHIC REGION
(Amounts in millions)

	Three Months Ended
	June 30, 2022		June 30, 2021		$ Increase (Decrease)	% Increase (Decrease)
	Amount	% of Total[1]	Amount	% of Total[1]
Net Revenues by Geographic Region
Americas	$982	60%	$1,346	59%	$(364)	(27)%
EMEA[2]	470	29	695	30	(225)	(32)
Asia Pacific	192	12	255	11	(63)	(25)
Total consolidated net revenues	$1,644	100%	$2,296	100%	$(652)	(28)

Change in deferred revenues[3]
Americas	$(10)		$(218)
EMEA[2]	(21)		(133)
Asia Pacific	24		(24)
Total changes in deferred revenues	$(7)		$(375)

	Six Months Ended
	June 30, 2022		June 30, 2021		$ Increase (Decrease)	% Increase (Decrease)
	Amount	% of Total[1]	Amount	% of Total[1]
Net Revenues by Geographic Region
Americas	$1,999	59%	$2,653	58%	$(654)	(25)%
EMEA[2]	996	29	1,426	31	(430)	(30)
Asia Pacific	417	12	492	11	(75)	(15)
Total consolidated net revenues	$3,412	100%	$4,571	100%	$(1,159)	(25)

Change in deferred revenues[3]
Americas	$(186)		$(340)
EMEA[2]	(111)		(196)
Asia Pacific	4		(48)
Total changes in deferred revenues	$(293)		$(584)

1The percentages of total are presented as calculated. Therefore, the sum of these percentages, as presented, may differ due to the impact of rounding.
2Net revenues from EMEA consist of the Europe, Middle East, and Africa geographic regions.
3Reflects the net effect from deferral of revenues and (recognition) of deferred revenues on certain of our online-enabled products.

ACTIVISION BLIZZARD, INC. AND SUBSIDIARIES
EBITDA AND ADJUSTED EBITDA
(Amounts in millions)

					Trailing Twelve Months Ended
	September 30, 2021	December 31, 2021	March 31, 2022	June 30, 2022	June 30, 2022
GAAP Net Income	$639	$564	$395	$280	$1,878
Interest and other expense (income), net	65	45	14	17	141
Provision for income taxes	120	73	70	41	304
Depreciation and amortization	27	27	24	25	103
EBITDA	851	709	503	363	2,426

Share-based compensation expense[1]	64	249	98	100	511
Restructuring and related costs[2]	3	30	(2)	(3)	28
Merger and acquisition-related fees and other expenses[3]	—	—	32	16	48
Adjusted EBITDA	$918	$988	$631	$476	$3,013

Change in deferred net revenues and related cost of revenues[4]	$(154)	$215	$(235)	$(1)	$(175)

1Reflects expenses related to share-based compensation, including liability awards accounted for under ASC 718.
2Reflects restructuring initiatives, primarily severance and other restructuring-related costs.
3Reflects fees and other expenses related to our proposed transaction with Microsoft, primarily legal and advisory fees.
4Reflects the net effect from deferral of revenues and (recognition) of deferred revenues, along with related cost of revenues, on certain of our online-enabled products.

ACTIVISION BLIZZARD, INC. AND SUBSIDIARIES
OPERATING METRICS
(Amounts in millions)

Net Bookings1

	Three Months Ended June 30,				Six Months Ended June 30,
	2022	2021	$ Increase (Decrease)	% Increase (Decrease)	2022	2021	$ Increase (Decrease)	% Increase (Decrease)
Net bookings[1]	$1,637	$1,921	$(284)	(15)%	$3,119	$3,987	$(868)	(22)%
In-game net bookings[2]	$1,197	$1,319	$(122)	(9)%	$2,208	$2,661	$(453)	(17)%

1We monitor net bookings as a key operating metric in evaluating the performance of our business because it enables an analysis of performance based on the timing of actual transactions with our customers and provides more timely indications of trends in our operating results. Net bookings is the net amount of products and services sold digitally or sold-in physically in the period, and includes license fees, merchandise, and publisher incentives, among others. Net bookings is equal to net revenues excluding the impact from deferrals.
2In-game net bookings primarily includes the net amount of downloadable content and microtransactions sold during the period, and is equal to in-game net revenues excluding the impact from deferrals.

Monthly Active Users3

	June 30, 2021	September 30, 2021	December 31, 2021	March 31, 2022	June 30, 2022
Activision	127	119	107	100	94
Blizzard	26	26	24	22	27
King	255	245	240	250	240
Total MAUs	408	390	371	372	361

3We monitor monthly active users (“MAUs”) as a key measure of the overall size of our user base. MAUs are the number of individuals who accessed a particular game in a given month. We calculate average MAUs in a period by adding the total number of MAUs in each of the months in a given period and dividing that total by the number of months in the period. An individual who accesses two of our games would be counted as two users. In addition, due to technical limitations, for Activision and King, an individual who accesses the same game on two platforms or devices in the relevant period would be counted as two users. For Blizzard, an individual who accesses the same game on two platforms or devices in the relevant period would generally be counted as a single user. In certain instances, we rely on third parties to publish our games. In these instances, MAU data is based on information provided to us by those third parties, or, if final data is not available, reasonable estimates of MAUs for these third-party published games.